TBPE REGISTERED ENGINEERING FIRM F-1580FAX (713) 651-0849
1100 LOUISIANA    SUITE 3800HOUSTON, TEXAS 77002-5235TELEPHONE (713) 651-9191

EXHIBIT 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference, into a Form S-8 Registration Statement to be filed by U.S. Energy Corp. (the “Company”), of our reports relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net cash flows and discounted future net cash flows, effective December 31, 2011, from the Company’s Form 10-K for the year ended December 31, 2011.  We further consent to references to our firm under the heading “Experts,” and to the incorporation by reference, into such Form S-8 Registration Statement, of the references to our firm under the headings “Oil and Natural Gas” and “Oil and Natural Gas Reserves (Unaudited)” as set for in such Form 10- K.

We also consent to the incorporation by reference of information from our reports in the Registration Statements on Form S-3 (Nos. 333-162607, 333-151637, 33-137139, 333-135958, 333-134800, and 333-124277) and Form S-8 (Nos. 333-108979, 33-74154 and 333-166638).

\s\ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
April 12, 2012